                                                                   EXHIBIT 10.32

                        SEPARATION AND RELEASE AGREEMENT

     This SEPARATION AND RELEASE AGREEMENT (the "Agreement") is made and entered into by and between PLANETCAD INC., ("PLANETCAD") and RICHARD SOWAR ("MR. SOWAR") (collectively "parties").

                                   I. RECITALS

     WHEREAS, effective as of October 1, 2001, Mr. Sowar's employment as Chief Technology Officer and any and all other employment positions that Mr. Sowar may have held at PlanetCAD or its subsidiaries shall cease; and

     WHEREAS, the parties wish to make the separation amicable but conclusive on the terms and conditions set forth herein; and

     WHEREAS, the mutual considerations expressed herein are deemed by each party sufficient for their respective promises and covenants; and

     WHEREAS, Mr. Sowar accepts the benefits of this Agreement with the acknowledgment that by its terms he has been fully and satisfactorily compensated.

                                  II. COVENANTS

     THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, it is hereby agreed by and between the parties hereto as follows:

     1.   RESIGNATION.

          (a) Mr. Sowar hereby confirms his resignation from his employment as Chief Technology Officer and any and all other employment and officer positions that Mr. Sowar may have held at PlanetCAD or its subsidiaries effective October 1, 2001 ("Separation Date").

          (b) Mr. Sowar also shall sign the letter attached as Exhibit C, which, once delivered to PlanetCAD, shall be irrevocable, any other provision of this Agreement notwithstanding.

     2. ACCRUED SALARY AND PAID TIME OFF. As of the Separation Date, the Company will pay Mr. Sowar all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. Mr. Sowar is entitled to these payments by law.

     3. TRANSITION DUTIES AND RESPONSIBILITIES. From the Separation Date until the SIX MONTH anniversary thereof (the "Transition Period"), Mr. Sowar shall provide continuing services as a consultant to PlanetCAD on an as-requested basis; provided that (i) Mr. Sowar shall not be required to report to work regularly at PlanetCAD's facility, but shall provide such consulting services as are reasonably requested from time to time by PlanetCAD's chief executive officer or his designee, at such times and places as PlanetCAD shall reasonably request; (ii) PlanetCAD shall exercise reasonable efforts to eliminate or minimize the extent to which its requests for consulting services create scheduling conflicts with respect to other business matters in which Mr. Sowar may be engaged; and (iii) PlanetCAD shall reimburse Mr. Sowar for out-of-pocket expenses that he reasonably and necessarily incurs in connection with providing such consulting services, so long as Mr. Sowar seeks and receives prior approval of such expenses.

     4. CONSIDERATION. Although the Company has no policy or procedure requiring payment of any severance benefits nor any contractual obligation to Mr. Sowar to do so, the Company agrees to the following as part of this Agreement.

          (a) PAYMENT. If, but only if, Mr. Sowar does not exercise his right of revocation under paragraph 20(b), below, PlanetCAD shall pay Mr. Sowar a total amount of TWO HUNDRED THOUSAND DOLLARS AND ZERO CENTS ($200,000.00) IN ONE LUMP SUM in accordance with PlanetCAD's standard payment practices, which includes payroll deductions for local, state and federal taxes. Said payment shall be made on the Effective Date of this Agreement as defined in Paragraph 20(b).

          (b) INSURANCE. If, but only if, Mr. Sowar does not exercise his right of revocation under paragraph 20(b), below, PlanetCAD will pay the premium cost for continuing Mr. Sowar's medical, vision, and dental benefits as permitted by COBRA from October 1, 2001 through September 30, 2002 or until Mr. Sowar becomes eligible for coverage under another plan, if earlier.

          (c) STOCK OPTIONS. If, but only if, Mr. Sowar does not exercise his right of revocation under paragraph 20(b), below, then the stock options granted to Mr. Sowar by PlanetCAD on our about October 17, 1996 (two grants covering a total of 130,833 shares), October 22, 1998 (two grants covering a total of 50,000 shares), and April 26, 2001 (one grant covering 50,000 shares) (each, an "Option," and collectively, the "Options") shall be hereby amended such that each Option shall be deemed fully vested as of the Effective Date, and shall remain fully exercisable until October 1, 2006, notwithstanding any language to the contrary in the stock option agreements and/or equity incentive plans pursuant to which the Options were granted (collectively the "Option Agreements and Plans"). Mr. Sowar understands that this amendment and/or his exercise of certain of the Options more than 90 days after the termination of his employment may affect their characterization as "Incentive Stock Options" and the application of certain preferential tax treatment afforded to holders of such Incentive Stock Options, and assumes all risks, costs, expenses and tax liabilities relating to or arising from the amendment and/or the deferred exercise of any Option. Mr. Sowar understands and agrees that he should seek independent professional advice concerning tax and legal matters relating to the Options and the amendment thereto effected by this Agreement, acknowledges that he has had a full and fair opportunity to do so, and further acknowledges and agrees that he has not relied on any information or advice provided by PlanetCAD or any representative, agent or attorney thereof relating to any matterpertaining to this Agreement, including particularly but without limitation the legal and tax issues relating to the Options and the amendment thereof. Except as specifically stated in this paragraph, the Options shall remain in force and effect in accordance with, and subject to, the terms and conditions stated in the Option Agreements and Plans

     5. ACKNOWLEDGEMENT. Except as provided for in paragraph 4, Mr. Sowar acknowledges and agrees that before the effective date of this Agreement he had been paid all sums that he had earned, or to which he otherwise was entitled, in connection with his employment with PlanetCAD.

     6. LOAN FORGIVENESS. If, but only if, Mr. Sowar does not exercise his right of revocation under paragraph 20(b), below, as of the Effective Date, the Company shall forgive all outstanding principal and interest payable to it by Mr. Sowar under that certain promissory note, a copy of which is attached as Exhibit B, and shall mark the note "cancelled" and return it to Mr. Sowar. Sowar understands and agrees that the forgiveness of this note creates a tax withholding obligation on the part of PlanetCAD, and authorizes PlanetCAD to withhold taxes relating to such forgiveness from the payment payable to him under paragraph 4 of this Agreement.

     7. OTHER COMPENSATION. Except as expressly provided herein, Mr. Sowar acknowledges and agrees that he will not receive (nor is he entitled to receive) any additional consideration, payments, reimbursements, incentive payments, stock, equity interests, or benefits of any kind. Mr. Sowar also acknowledges and agrees that neither this Agreement, nor any other agreement which he has with PlanetCAD, creates any obligation on the part of PlanetCAD to repurchase any shares of PlanetCAD stock owned by Mr. Sowar at any time.

     8. DENIAL OF LIABILITY. The parties acknowledge that any payment by PlanetCAD and any release by Mr. Sowar pursuant to this Agreement are made in compromise of disputed claims; that in making any such payment or release, PlanetCAD and Mr. Sowar in no way admit any liability to each other; and that the parties expressly deny any such liability.

     9. NONDISPARAGEMENT. Mr. Sowar and PlanetCAD agree that neither party will at any time disparage the other to third parties, in any manner likely to be harmful to the other party, their business reputation, or the personal or business reputation of its directors, shareholders and/or employees. Notwithstanding the prohibition in the preceding sentence, each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

     10. PLANETCAD PROPERTY. Immediately preceding the Separation Date, Mr. Sowar agrees to return to PlanetCAD all PlanetCAD documents (and all copies thereof) and any and all other PlanetCAD property in his possession, custody or control, including, but not limited to, financial information, customer information, customer lists, employee lists, PlanetCAD files, notes, contracts, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential material of PlanetCAD and all reproductions thereof (collectively, "PlanetCAD Information"), excepting only one lap top computer (Toshiba Tectra 8100), one printer, one Palm PDA, and one mobile telephone (which Mr. Sowar may retain but to which Mr. Sowar shall be responsible for all charges for the period following the Transition Period). Notwithstanding any other provision of this Agreement, until the end of the Transition Period Mr. Sowar shall be entitled to retain, and use in connection with his performance of the consulting services contemplated by paragraph 3, above, such PlanetCAD Information as is necessary for the performance of such services, provided that at the end of the Transition Period Mr. Sowar shall return all such PlanetCAD information to PlanetCAD, and not retain any such PlanetCAD Information in any form. In addition, this Agreement shall not prohibit Mr. Sowar from making and retaining a paper and/or electronic copy of his personal contact database.

     11. PROPRIETARY INFORMATION AND INVENTIONS. Mr. Sowar acknowledges and agrees that he has executed and is and shall be bound by the Proprietary Information and Inventions Agreement he executed on August 12, 1986 (the "Confidential Information Agreement"), a copy of which is attached as Exhibit A, and which is and shall remain a separate and distinct agreement between Mr. Sowar and PlanetCAD and which shall survive the execution of this Agreement. Nothing in this Agreement shall be construed to narrow, supercede, modify or affect in any way the obligations of Mr. Sowar imposed by that or any other agreement, law, or other source; provided, however, that section 14 of this Agreement shall supercede section 9(i) and 9(ii) (but no other section) of the Confidential Information Agreement (the "Pre-existing Non-Compete"), which Pre-existing Noncompete shall hereafter be of no further force or effect.

     12. CONFIDENTIALITY OF AGREEMENT. Mr. Sowar and PlanetCAD acknowledge that confidentiality and nondisclosure are material considerations for the parties entering into this Agreement. As such, the provisions of this Agreement shall be held in strictest confidence by Mr. Sowar and PlanetCAD and shall not be publicized or disclosed in any manner whatsoever, including but not limited to, the print or broadcast media, any public network such as the Internet, any other outbound data program such as computer generated mail, reports or faxes, or any source likely to result in publication or computerized access. Notwithstanding the prohibition in the preceding sentence: (a) Mr. Sowar may disclose this Agreement to his immediate family and the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors, provided that such third parties agree in advance to keep such matters confidential; (b) PlanetCAD may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (c) the parties may disclose this Agreement upon request from any government entity or court of law of competent jurisdiction; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law, including without limitation as required by any form of securities-related statute or regulation. PlanetCAD agrees that it may disclose the provisions of this Agreement only to such officers or employees of

PlanetCAD who have a legitimate business need to know of such matters, and only if those individuals agree in advance to keep such matters confidential.

     13. UNEMPLOYMENT COMPENSATION. PlanetCAD agrees that it will not contest any claim filed by Employee or any award made for unemployment compensation as a result of his termination from employment with PlanetCAD.

     14.  COVENANT NOT TO COMPETE.

          (a) During the Transition Period, Mr. Sowar shall not, whether as an officer, director, employee, consultant, owner, shareholder, adviser, or joint venturer, or otherwise engage in any business or other commercial activity anywhere in the world (the "Protected Region") which directly competes with PlanetCAD in the development, implementation, marketing or sale of automated supply chain management solutions ("Competing Business"). This covenant shall not prohibit Mr. Sowar from owning less than two percent of the securities of any competitor of PlanetCAD, if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market. Mr. Sowar acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the nature and geographic scope of PlanetCAD's business operations and the nature of Mr. Sowar's position with PlanetCAD. Mr. Sowar also acknowledges that while employed by PlanetCAD, Mr. Sowar has had access to information that would be valuable or useful to PlanetCAD's competitors, and therefore acknowledges that the foregoing restrictions on Mr. Sowar's future activities are fair and reasonable.

          (b) Mr. Sowar acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes Section 8-2-113(2):

          Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:
               ...

               (b)  Any contract for the protection of trade secrets;

               ...

               (d) Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

Mr. Sowar acknowledges that this Agreement is a contract for the protection of trade secrets within the meaning of Section 8-2-113(2)(b) and is intended to protect the Confidential Information and Confidential Records identified above and that during his employment with PlanetCAD he served as an executive or manager, or professional staff to an executive or manager within the meaning of
Section 8-2-113(2)(d).

     15. RELEASE OF CLAIMS BY MR. SOWAR. For the consideration set forth in this Agreement and the mutual covenants of PlanetCAD and Mr. Sowar, Mr. Sowar hereby releases, acquits and forever discharges PlanetCAD and its affiliated corporations and entities, predecessors, officers, directors, agents, representatives, servants, attorneys, employees, shareholders, heirs, personal representative, spouses, beneficiaries, executors, trustees, successors and assigns, all or whom are collectively referred to as "PlanetCAD Releasees", of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Mr. Sowar's employment with PlanetCAD or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in PlanetCAD; vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; attorney's fees, costs, or any other expenses under Title VII of the Civil Rights Act of 1964, as amended; the Employment Retirement Income Security Act; the federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Colorado Discrimination and Unfair Employment Act, tort law; wrongful discharge; discrimination; harassment; fraud; negligence, breach of fiduciary duty; claims for expense reimbursement; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing. Mr. Sowar warrants and represents that he has not filed or otherwise made or asserted any claim, complaint, or charge against PlanetCAD or any predecessor, affiliate or agent thereof with any entity including without limitation the Equal Employment Opportunity Commission and any local, state or federal administrative body or court. Mr. Sowar agrees that in the event he brings a claim or charge covered by this release or does not dismiss and withdraw any claim covered by this release, in which he seeks damages or any other relief against PlanetCAD or in the event he seeks to recover against PlanetCAD in any claim brought by a governmental agency on his behalf, this Agreement shall serve as a complete defense to such claims or charges. By this provision, Mr. Sowar does not release or waive any right he has to enforce any of PlanetCAD's obligations under this Agreement, to assert claims in the future based upon any act or omission committed by PlanetCAD after the Effective Date of this Agreement. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to impair, limit or otherwise affect in any way Mr. Sowar's right to indemnity or defense with respect to acts or omissions occurring during or in connection with his service as an officer, director and/or consultant to PlanetCAD.

     16. PLANETCAD RELEASE OF MR. SOWAR. PlanetCAD, for itself and its affiliates, (collectively, "PlanetCAD Releasers"), hereby fully and forever releases and discharges Mr. Sowar, and his heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any PlanetCAD

Releaser on account of Mr. Sowar's employment with PlanetCAD or separation therefrom, all of whom are collectively referred to as "Mr. Sowar's Releasees," of and from any and all actions, causes of action, claims, demands, liabilities, costs and expenses, including attorneys' fees, damages and obligations of every kind and nature whatsoever, in law, equity or otherwise, whether known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date, including but not limited to claims that PlanetCAD Releasers, or any person acting under any of them, had, owned or held, claimed to have, own or hold or may now have, or claim at any future time to have against Mr. Sowar or his Mr. Sowar's Releasees, based in whole or in part upon any act or omission occurring prior to and including the Effective Date, without regard to present actual knowledge of such acts or omissions; EXCEPT as specifically provided otherwise in this Agreement; and EXCEPT claims arising from or relating to any intentional or willful act or omission on the part of Mr. Sowar.

     17. TAX CONSEQUENCES. Mr. Sowar agrees to pay all of his share of taxes due in connection with payment or other benefits he receives under this Agreement, and to indemnify PlanetCAD for and hold PlanetCAD harmless from any and all taxes, interest, penalties and all related costs and expenses asserted against or incurred by PlanetCAD in connection with any failure to withhold or pay taxes due on any consideration provided by PlanetCAD pursuant to this Agreement, and/or the loan forgiveness reflected in paragraph 6 above. Mr. Sowar expressly acknowledges that PlanetCAD has not made, nor herein makes, any representation about the tax consequences of any consideration provided by PlanetCAD to Mr. Sowar pursuant to this Agreement, and that he understands that he should seek professional tax advice before executing this Agreement.

     18. ADMINISTRATIVE MATTERS. Mr. Sowar covenants that following the Effective Date he will not take any action, or encourage any other person to take any action, calculated or likely to result in the initiation or an inquiry, investigation or other action concerning PlanetCAD by any federal, state or local governmental body or agency; provided, however, that nothing in this paragraph 18 shall in any way limit or curtail Mr. Sowar's rights as a shareholder of the Company to participate to the fullest extent in any and all shareholder meetings, discussions or any other activities associated with the ownership of Company stock.

     19. COVENANT OF COOPERATION IN LITIGATION. Mr. Sowar acknowledges that because of his position with PlanetCAD, he may possess information that may be relevant to or discoverable in litigation in which PlanetCAD is involved or may in the future be involved. Mr. Sowar agrees that he shall testify truthfully in connection with any such litigation, shall cooperate with PlanetCAD in connection with such litigation, and that his duty of cooperation shall include an obligation to meet with PlanetCAD representatives and/or counsel concerning such litigation for such purposes, and at such times and places, as PlanetCAD deems necessary, in its sole discretion, and to appear for deposition upon PlanetCAD's request and without a subpoena. Mr. Sowar shall not be entitled to any compensation in connection with his duty of cooperation, except that PlanetCAD may reimburse Mr. Sowar for reasonable out-of-pocket expenses that he incurs in honoring his obligation of cooperation.

     20. ACKNOWLEDGMENT OF RIGHTS UNDER THE OLDER WORKER'S BENEFITS PROTECTION ACT.

          (a) Mr. Sowar agrees and acknowledges that he: (i) understands the language used in this Agreement and the Agreement's legal effect; (ii) understands that by signing this Agreement he is giving up the right to sue PlanetCAD for age discrimination; (iii) will receive compensation under this Agreement to which he would not have been entitled without signing this Agreement; (iv) has been advised by PlanetCAD to consult with an attorney and tax advisor before signing this Agreement; and (v) was given no less than twenty-one days to consider whether to sign this Agreement.

          (b) For a period of seven calendar days after the execution of this Agreement, Mr. Sowar may, in his sole discretion, rescind this Agreement, by delivering a written notice of recision to PlanetCAD. If Mr. Sowar rescinds this Agreement within seven calendar days after the execution of this Agreement, this Agreement shall be void, all actions taken pursuant to this Agreement (excepting only as set forth in paragraph 1(b), above) shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. If Mr. Sowar does not rescind this Agreement within seven calendar days after the execution of the Agreement, this Agreement shall become final and binding and shall be irrevocable ("Effective Date").

     21. NO THIRD-PARTY RIGHTS. The parties agree that by making this Agreement they do not intend to confer any benefits, privileges, or rights to others. The Agreement is strictly between the parties hereto, subject to the terms of paragraph 24 below, and shall not be construed to vest in any other the status of third-party beneficiary.

     22. VOLUNTARY AND KNOWINGLY. Mr. Sowar acknowledges that in executing this Agreement, he has reviewed it and understands its terms and has had an opportunity and was advised to seek guidance from counsel of his own choosing, and was fully advised of his rights under law, and acted knowingly and voluntarily.

     23. DUTY TO EFFECTUATE. The parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

     24. ENTIRE AGREEMENT. This Agreement, including the incorporated Exhibits A, B and C, constitutes the complete, final and exclusive embodiment of the entire agreement between Mr. Sowar and PlanetCAD with regard to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified, amended or changed except in writing signed by Mr. Sowar and the President and CEO of PlanetCAD, Inc.

     25. SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns.

     26. APPLICABLE LAW. The parties agree and intend that this Agreement be construed and enforced in accordance with the laws of the State of Colorado.

     27. FORUM. Any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado. No such action may be brought in any forum outside the State of Colorado. Any action brought in contravention of this paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counterclaiming, or appealing shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney's fees incurred in successfully dismissing the action or successfully transferring the action to a forum located within the State of Colorado.

     28. SEVERABLE. If any provision of this Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable.

     29. ENFORCE ACCORDING TO TERMS. The parties intend this Agreement to be enforced according to its terms and the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

     30. ATTORNEY'S FEES. The prevailing party in an action to enforce the terms of this Agreement shall be entitled to its reasonable costs, expenses, and attorney's fees.

     31. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

Richard Sowar                               PlanetCAD INC.
An individual

         /s/ Richard Sowar                  By:      /s/ Jim Bracking
---------------------------------              -----------------------------
Richard Sowar
                                            Its:     President and CEO
                                                -----------------------------
Date:  October 18, 2001                     Date: October 18, 2001
     ------------                                         --